SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2005

SECURITY BANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Georgia	000-23261	58-2107916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4219 Forsyth Road, Macon, Georgia 31210

(Address of Principal Executive Offices)

(478) 722-6200

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 25, 2005, Security Bank Corporation ( “SBKC”) entered into an employment agreement with Tony E. Collins (the “Agreement”). Under the Agreement, Mr. Collins will serve as Senior Vice President and North Georgia Director of Mergers and Acquisitions for SBKC. Mr. Collins will also remain a director of SouthBank, a Georgia state bank, which will be a subsidiary of SBKC following the proposed acquisition of SouthBank by SBKC. The effective date of the Agreement is June 1, 2005. The Agreement has a term of 12 months with automatic extensions thereafter unless terminated by 90 days’ notice from either party. The Agreement provides for Mr. Collins’ participation in various employee benefit, stock option, and bonus plans.

The Agreement includes change of control provisions (as defined in the Agreement). Under the provisions, if a change of control occurs during the term of the Agreement and Mr. Collins’ employment is terminated within two years of such change of control, he will be entitled to receive twelve months’ base salary, bonus compensation, insurance benefits and participation in retirement plans. In addition, the stock options issued to Mr. Collins will become fully vested and exercisable. The agreement includes certain restrictions on Mr. Collins’ ability to compete with SBKC, which include covenants not to compete with or solicit customers or employees of SBKC.

In addition to the consideration under the Agreement, Mr. Collins will be granted an option to purchase 15,000 shares of SBKC common stock pursuant to SBKC’s existing stock option plans. The options will have an exercise price equal to the fair market value of SBKC common stock on the date of grant and will vest over a three year period subject to certain performance criteria.

A copy of the Agreement is attached hereto as Exhibit 10.11.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.11 -	Employment Agreement, dated May 25, 2005, between Security Bank Corporation and Tony E. Collins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SECURITY BANK CORPORATION

DATE: May 27, 2005	By:	/s/ H. Averett Walker
H. Averett Walker
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
10.11	Employment Agreement, dated May 25, 2005, between Security Bank Corporation and Tony E. Collins